Exhibit 10.15

SEVERANCE PAY AGREEMENT
FOR KEY EMPLOYEE

This agreement is entered into as of July 18, 2005 between Asbury Automotive Group L.L.C. ("Asbury") and George C. Karolis (" Executive"), a key employee of Asbury, in order to provide for an agreed-upon compensation in the event that the Executive's employment is terminated as defined in this agreement.

1.Severance Pay Arrangement

If a Termination (as defined below) of Executive's employment occurs at any time during Executive's employment, Asbury will pay Executive 12 months of Executive's base salary as of the date of Termination as Severance Pay. Payment (subject to required withholding) will be made by Asbury to Executive monthly on the regular payroll dates of Asbury starting with the date of Termination.

If Executive participates in a bonus compensation plan at the date of Termination, Severance Pay will also include a portion of the target bonus for the year of Termination in an amount equal to the target bonus multiplied by the percentage of such year that has expired through the date of Termination.

In addition, Executive shall be entitled for 12 months following the date of Termination to continue to participate at the same level of coverage and Executive contribution in any health and dental insurance plans, as may be amended from time to time, in which Executive was participating immediately prior to the date of Termination. Such participation will terminate 30 days after Executive has obtained other employment under which Executive is covered by equal benefits. The Executive agrees to notify Asbury promptly upon obtaining such other employment.

2.Definition of Termination Triggering Severance Pay

A "Termination" triggering the Severance Pay set forth above in Section 1 is defined as (1) termination of Executive's employment by Asbury for any reason, except death, disability, retirement, voluntary resignation or "cause", or (2) termination by Executive because of mandatory relocation of Executive's current principal place of business to a location more than 50 miles away, or (3) Asbury's reduction of Executive's base salary, or (4) any material diminution of Executive's duties or job title, except in a termination for "cause", death, disability, retirement or voluntary resignation. The definition of "cause" is: (1) Executive's gross negligence or gross misconduct in carrying out Executive's duties resulting in either case in material hmm to Asbury; or (2) Executive being convicted of a felony; or (3) Executive's breach of Sections 3, 4 or 5 below.

3.Confidential Information Nondisclosure Provision

During and after employment with Asbury, Executive agrees not to disclose to any person (other to an employee or director of Asbury or any affiliate and except as may be required by law) and not to use to compete with Asbury or any affiliate any confidential or proprietary information, knowledge or data that is not in the public domain that was obtained by Executive while employed by Asbury with respect to Asbury or any affiliate or with respect to any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of Asbury or any affiliate (collectively, "Confidential Information"). In the event that Executive's employment ends for any reason, Executive will deliver to Asbury all documents and data of any nature pe1taining to Executive's work with Asbury and will not take any documents or data or any reproduction, or any documents containing or pe1taining to any Confidential Information. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of this provision and obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this agreement.

4.Non-Solicitation of Employees

Executive agrees that for a period of one year from Executive's last day of employment with Asbury, Executive shall not directly or indirectly solicit for employment or employ any person who, at any time during the preceding 12 months, is or was employed by Asbury or any affiliate or induce or attempt to persuade any employee of Asbury or any affiliate to terminate their employment relationship. Executive agrees that in the event of a breach by Executive of this provision, Asbury shall be entitled to inform all potential or new employers of this provision and obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this agreement.

5.Covenant Not to Compete

While Executive is employed by Asbury, Executive shall not directly or indirectly engage in, participate in, represent or be connected with in any way, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly-traded corporation) or otherwise, any business or activity which competes with the business of Asbury or any affiliate unless expressly consented to in writing by the Chief Executive Officer of Asbury (collectively, "Covenant Not To Compete").

In the event that Executive's employment ends for any reason, the provisions of the Covenant Not To Compete shall remain in effect for one year following the date of Termination except that the prohibition above on "any business or activity which competes with the business of Asbury or any affiliate" shall be limited to Autonation, Sonic, Lithia, United Auto Group and other competitive groups of similar size. Executive shall disclose in writing to Asbury the name, address and type of business conducted by any proposed new employer of Executive if requested in writing by Asbury. Executive agrees that in the event of a breach by Executive of this Covenant Not To Compete, Asbury shall be entitled to inform all potential or new employers of this Covenant and to obtain injunctive relief and damages which may include recovery of amounts paid to Executive under this agreement.

GENERAL PROVISIONS

A.	Employment is At Will

The Executive and Asbury acknowledge and agree that Executive is an "at will" employee, which means that either the Executive or Asbury may terminate the employment relationship at any time, for any reason, with or without cause or notice, and that nothing in this agreement shall be construed as an express or implied contract of employment.

B.	Execution of Release

As a condition to the receipt of the Severance Pay payments and benefits described in section 1 above, Executive agrees to execute a release of all claims arising out of the Executive's employment or its te1mination including but not limited to any claim of discrimination, harassment or wrongful discharge under local, state or federal law.

C.	Other Provisions

This agreement shall be binding upon the heirs, executors, administrators, successors and assigns of Executive and Asbury, including any successor to Asbury.

The headings and captions are provided for reference and convenience only and shall not be considered part of this agreement.

If any provision of this agreement shall be held invalid or unenforceable, such holding shall not affect any other provisions, and this agreement shall be construed and enforced as if such provisions had not been included.

This agreement supersedes any and all agreements between Asbury and Executive relating to payments upon termination of employment or severance pay and may only be modified in writing signed by Asbury and Executive.

This agreement shall be governed by and construed in accordance with the laws of the State of New York.

AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

EXECUTIVE	BY ASBURY AUTOMOTIVE
GROUP L.L.C

/s/ George C. Karolis	/s/ Phil Johnson

Print Name:	Print Name and Title:
George C. Karolis	Phil Johnson
VP HR